PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands, except ratios)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Income from continuing operations	$15,229	$11,396	$29,397	$22,285
Minority interest	4,489	6,244	8,654	12,360
Interest expense	280	833	562	2,099

Earnings from continuing operations available to cover fixed charges	$19,998	$18,473	$38,613	$36,744

Fixed charges (1)	$280	$833	$562	$2,099
Preferred stock dividends	10,733	7,085	20,502	14,910
Preferred partnership distributions	2,992	4,805	5,683	9,882

Combined fixed charges and preferred distributions	$14,005	$12,723	$26,747	$26,891

Ratio of earnings from continuing operations to fixed charges	71.4	22.2	68.7	17.5

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.4	1.5	1.4	1.4

	2004	2003	2002	2001	2000
Income from continuing operations	$46,411	$46,143	$45,731	$43,821	$44,599
Minority interest	24,733	29,576	28,208	25,440	24,651
Interest expense	3,054	4,015	5,324	1,715	1,481

Earnings from continuing operations available to cover fixed charges	$74,198	$79,734	$79,263	$70,976	$70,731

Fixed charges (1)	$3,054	$4,015	$5,612	$2,806	$2,896
Preferred stock dividends	33,020	15,784	15,412	8,854	5,088
Preferred partnership distributions	20,245	19,240	17,927	14,107	12,185

Combined fixed charges and preferred distributions	$56,319	$39,039	$38,951	$25,767	$20,169

Ratio of earnings from continuing operations to fixed charges	24.3	19.9	14.1	25.3	24.4

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.3	2.0	2.0	2.8	3.5

1.	Fixed charges include interest expense plus capitalized interest

PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)
Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
FFO	$25,761	$25,448	$51,641	$48,895
Interest expense	280	833	562	2,099
Minority interest in income – preferred units	2,992	4,805	5,683	9,882
Preferred stock distributions	10,733	7,085	20,502	14,910

FFO available to cover fixed charges	$39,766	$38,171	$78,388	$75,786

Fixed charges (2)	$280	$833	$562	$2,099
Preferred stock dividends (3)	10,733	7,085	20,502	13,044
Preferred partnership distributions (3)	2,691	4,805	5,382	9,615

Combined fixed charges and preferred distributions paid	$13,704	$12,723	$26,446	$24,758

Ratio of FFO to fixed charges	142.0	45.8	139.5	36.1

Ratio of FFO to combined fixed charges and preferred distributions paid	2.9	3.0	3.0	3.1

	2004	2003	2002	2001	2000
FFO (1)	$97,214	$97,448	$104,543	$95,472	$88,181
Interest expense	3,054	4,015	5,324	1,715	1,481
Minority interest in income – preferred units	20,245	19,240	17,927	14,107	12,185
Preferred stock distributions	33,020	15,784	15,412	8,854	5,088

FFO available to cover fixed charges	$153,533	$136,487	$143,206	$120,148	$106,935

Fixed charges (2)	$3,054	$4,015	$5,612	$2,806	$2,896
Preferred stock dividends (3)	31,154	15,784	15,412	8,854	5,088
Preferred partnership distributions (3)	17,106	19,240	17,927	14,107	12,185

Combined fixed charges and preferred distributions paid	$51,314	$39,039	$38,951	$25,767	$20,169

Ratio of FFO to fixed charges	50.3	34.0	25.5	42.8	36.9

Ratio of FFO to combined fixed charges and preferred distributions paid	3.0	3.5	3.7	4.7	5.3

1.	FFO has been adjusted to include the effect of impairment charges

2.	Fixed charges include interest expense plus capitalized interest

3.	Excludes EITF Topic D-42 distributions